Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
on Form S-8 pertaining to the 2009 Stock Options, Restricted Stock and Restricted Stock Units Granted as Employment Inducement Awards Outside of a Plan (No. 333-160632), the 1999 Stock Incentive Plan (Nos. 333-123299, 333-132398, 333-141115, 333-149533 and 333-157781), the iPlace, Inc. 2001 Equity Incentive Plan, iPlace 2000 Stock Option Plan, ConsumerInfo.com, Inc. 1999 Stock Option Plan, eNeighborhoods, Inc. 1998 Stock Option Plan, QSpace, Inc. 1999 Stock Option Plan (No. 333-72192), the HomeWrite Incorporated 2000 Equity Incentive Plan (No. 333- 58510), the Move.com, Inc. 2000 Stock Incentive Plan (No. 333-55828), the Homestore.com, Inc. 1999 Employee Stock Purchase Plan and Homestore.com, Inc. 1999 Stock Incentive Plan (Nos. 333-54886, 333-46252, 333-89170, 333-113662), the Hessel Group, Inc. 2000 Stock Option Plan Options Granted Under the Hessel Group, Inc. 2000 Stock Option and Assumed by Homestore. com, Inc. (No. 333-48582), the Homestore.com 1999 Employee Stock Purchase Plan, Homestore. com 1999 Equity Incentive Plan, NetSelect 1999 Stock Incentive Plan, SpringStreet 1997 Stock Incentive Plan, NetSelect 1996 Stock Incentive Plan (No. 333-84545), Homestore.com, Inc. 2002 Stock Incentive Plan (No. 333-89172);

(2)	on Form S-3 filing Nos. 333-107963, 333-72746 and 333-61410; and

(3)	on Form S-1 filing No. 333-80419

of our reports dated February 18, 2011, with respect to the consolidated financial statements and financial statement schedule of Move, Inc., and the effectiveness of internal control over financial reporting of Move, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP
Los Angeles, California
February 18, 2011